Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION OF
FIRST COMMUNITY BANCORP

Matthew P. Wagner and Jared M. Wolff hereby certify that:

1.             They are the duly elected President and Chief Executive Officer and Executive Vice President, General Counsel and Secretary, respectively, of First Community Bancorp, a California corporation.

2.             The Articles of Incorporation of the corporation, as amended to the date of the filing of this certificate, are amended and restated as follows:

FIRST.  The name of the corporation is First Community Bancorp.

SECOND.  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD.  [Reserved].

FOURTH.  (a)  The corporation is authorized to issue two classes of shares:  Common and Preferred.  The number of shares of Common Stock authorized to be issued is 50,000,000 and the number of shares of Preferred Stock authorized to be issued is 5,000,000.

(b)  The Preferred Stock may be divided into such number of series as the board of directors may determine.  The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.

FIFTH.  (a)  The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b)  The corporation is authorized to indemnify its agents to the fullest extent permissible under California law.  For purposes of this provision, the term “agent” has the meaning set forth from time to time in Section 317 of the California Corporations Code.

(c)  Any amendment, repeal or modification of any provision of this Article Fifth shall not adversely affect any right of protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

3.             The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors.

4.             The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code.  The total number of outstanding shares of the corporation and entitled to vote with respect to the foregoing amendment is 20,852,450.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was the affirmative vote of more than 50% of the outstanding shares entitled to vote.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: April 26, 2006

/s/ Matthew P. Wagner
	Name:	Matthew P. Wagner
	Title:	President and Chief Executive Officer

/s/ Jared M. Wolff
	Name:	Jared M. Wolff
	Title:	Executive Vice President,
General Counsel and Secretary